Exhibit 99.1

NEWS RELEASE
December 11, 2025

HELMERICH & PAYNE ANNOUNCES JOHN LINDSAY RETIREMENT,
APPOINTS TREY ADAMS AS NEXT CEO

Tulsa, OK – Dec. 11, 2025 – The Board of Directors of Helmerich & Payne, Inc. (NYSE: HP) announced today that Chief Executive Officer (CEO) John Lindsay will retire as CEO and director following the Annual Meeting of Stockholders on March 4, 2026. The Board has appointed Raymond John “Trey” Adams, President, to succeed Lindsay as CEO, effective following the Annual Meeting and has nominated Adams to stand for election to the Board at the Annual Meeting. Lindsay will continue serving as a senior advisor through December 2026 to support a smooth transition.

“We are pleased to announce Trey’s promotion to CEO. This is the next logical step in the company’s succession process that has been underway for several years,” said Hans Helmerich, Chairman the Board. “Trey brings proven operational excellence, leadership skills and a clear vision for innovation and growth. He embodies the H&P Way and the future of our company.”

“I am grateful for the trust the Board has placed in me and honored to follow John’s leadership,” Adams said. “John has successfully guided H&P through some of the most important chapters in our history, and his impact will be felt for years to come. Our focus remains the same: our people, safety, performance, technology and partnership with our customers. I am excited for what we will achieve together in the years ahead.’”

Adams has worked across many parts of the business and led programs that combine drilling know-how with integrated technology to deliver value for customers. As President and CEO, Adams will continue to focus on performance, safety, customer partnerships, disciplined growth and strong financial execution that delivers long-term shareholder value. His leadership approach reflects a continued commitment to practical capital allocation and strategic investments that advances H&P’s competitive position.

In announcing this leadership transition, Helmerich also recognizes the significant impact of Lindsay’s tenure.

“John has been an exemplary leader for H&P,” Helmerich continued. “He successfully guided the company through challenging cycles and major transitions. His integrity and steady leadership strengthened H&P and helped shape the culture that defines us today. We are grateful for his service and the lasting impact he has made.”

During his 12 years as CEO Lindsay led H&P through significant periods in its history. He guided the company through multiple industry cycles and a global pandemic while strengthening its culture and financial discipline. He also played a defining role in transforming U.S. shale development through strategic investments in rigs and technology, including advancing the impact of the FlexRig — a breakthrough design that set a new standard for performance and reshaped the future of land drilling. Under his leadership H&P became recognized as the world’s leading land driller and expanded its global footprint. Lindsay made technology central to how H&P operates and spearheaded the acquisition of five technology companies that modernized the company’s capabilities and improved customer performance. He championed The H&P Way and fostered a culture rooted in integrity, teamwork, service and innovation.

Lindsay said, “It has been an honor to serve as CEO. I am proud of our people and confident in H&P’s future. Trey is ready for this role and the leadership team is strong. I look forward to supporting a smooth transition.”

About Helmerich & Payne, Inc.

Founded in 1920, Helmerich & Payne, Inc. (H&P) (NYSE: HP) is committed to delivering industry leading levels of drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for its customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world. H&P also develops and implements advanced automation, directional drilling and survey management technologies. As of Nov. 17, 2025, H&P's fleet includes 203 land rigs in the United States, 137 international land rigs and five offshore platform rigs, plus operating approximately 30 offshore labor contracts. For more information, see H&P online at www.hpinc.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties. All statements other than statements of historical facts included in this release are forward-looking statements. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and other disclosures in the Company’s SEC filings, including but not limited to its annual report on Form 10‑K and quarterly reports on Form 10‑Q. As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements. Investors are cautioned not to put undue reliance on such statements. We undertake no duty to publicly update or revise any forward-looking statements, whether as a result of new information, changes in internal estimates, expectations or otherwise, except as required under applicable securities laws.

Helmerich & Payne uses its Investor Relations website as a channel of distribution for material company information. Such information is routinely posted and accessible on its Investor Relations website at www.hpinc.com. Information on our website is not part of this release.

Investor Relations
Kris Nicol
Vice President, Investor Relations
346-465-1452
Kris.Nicol@hpinc.com

Media Relations
Stephanie Higgins
Vice President, Global Communications & Community Relations
918-588-2670
media@hpinc.com